MASTER LICENSE
                                    AGREEMENT


                               As of July 1, 1997


THIS WILL CONFIRM the following agreement between CANNON RECORDS (hereinafter referred to as "Licensor") and MSH MUSIC GROUP, a division of MSH ENTERTAINMENT CORP. (hereinafter referred to as "Company") with respect to the manufacture, marketing and distribution of recordings made from Licensor's recorded masters identified in Schedule A attached hereto and incorporated herein by reference (hereinafter referred to as the "Masters") featuring Ike Turner (hereinafter individually referred to as "Turner") and the artist(s) identified in Schedule A (hereinafter referred to in this context as the "Artist(s)"). The following when accepted by Company will confirm the agreement as of this date as follows:

                 1. For the term hereof, Licensor hereby licenses, transfers and assigns to Company irrevocably all right, title and interest in and to the Masters, featuring the performance(s) of Turner and the Artist, including, without limitation, the copyrights in the Masters and the right to secure such copyrights and all renewals and extensions of such copyright, throughout the world.

                 2. Concurrently with the execution of this Agreement, Licensor shall deliver the Masters to Company. Upon delivery of the Masters to, and acceptance by, Company, Company shall pay to Licensor the sum of Thirty Seven Thousand Five Hundred ($37,500) Dollars as the license fee (hereinafter referred to as the "License Fee") for the Masters hereunder. The License Fee shall be deemed to be an advance hereunder and shall be recoupable from this Agreement between Licensor and Company. Licensor directs that the payment provided for in this Paragraph 2 shall be made to Joe Saraceno as agent for Licensor.

                 3. The term of this Agreement shall be for Ten (10) Years, commencing July 1, 1997 and running through June 30, 2007 (hereinafter referred to as the "Term"); provided, however, that Company may extend the Term hereof for additional Ten (10) Year periods by paying Licensor, on or before the expiration of the then current period of the Term, an additional License Fee equal to the sum set forth above.

                 4. Licensor hereby grants to Company, subject to the payments provided for herein and to due performance by Company of its other obligations hereunder, and Company hereby accepts, the exclusive right during the Term hereof in and to the Masters in the Territory, as defined below, to manufacture, exploit, market and sell copies of the recordings.

                 5. In addition to the License Fee and as additional consideration hereunder, for all the rights granted hereunder, Company agrees to pay Licensor a base royalty equal to Six (6%) Percent.

                          (a) Any payment made pursuant to this Agreement
(excluding royalties) shall be deemed to be a non-returnable advance. Without limiting the generality of the foregoing, and, notwithstanding the provision of Paragraph 14, below, included among payments which shall be advances hereunder shall be all amounts, if any, which may be paid by Company pursuant to the requirement of any collective bargaining agreement between Company and any union representing Turner and/or Artists, the musicians (including without limitation, instrumentalists, leader, arrangers, orchestrators, copyists and contractors), and vocalists for performances hereunder. Recording costs, if any, incurred in connection with the recording of masters hereunder shall be deemed to be non-returnable advances to Licensor and shall be charged against Licensor's royalties under this Agreement.

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                          (b) The royalty rate indicated above is in respect to
records manufactured and sold by Company (or by any subsidiary, affiliate or licensee), which contain only records manufactured from the Masters. Net sales of any record shall be determined cumulatively on the aggregate number of such records sold, for which Company has been paid, after deducting all returns, rebates, credits, cancellations, and exchanges. In computing the number of records manufactured and sold hereunder, Company shall have the right to deduct returns and credits of any nature, including, without limitation, those on account of a one hundred (100%) percent return privilege, defective merchandise, exchange privilege, promotional credits, records not paid for, errors in billing, usable overstock and errors in shipment. Company shall have the right to maintain reasonable reserves against returns hereunder.

                          (c) As to records manufactured, sold or licensed for
distribution or manufacture outside of the United States of America, the royalty rate payable to Licensor hereunder shall be one-half (1/2) of the otherwise applicable base royalty rate which would have been payable to Licensor therefor if such records had been manufactured or sold for distribution in the United States, or one-half (1/2) of the royalty received by Company, whichever is greater, on a territory to territory basis. The royalty for such records shall be computed in the national currency, at Company's election, of the country of manufacture, the country of sale, or the United States and shall be paid at the same rate of exchange as Company is paid; provided, however, that royalties on records sold for distribution outside of the United States shall not be due and payable until payment therefor has been received by Company in the United States and, provided, further, that if Company does not receive payment in United States dollars and elects to accept payment in a foreign currency, Company may deposit to Licensor's credit (and at Licensor's expense) in a depository selected by Company all payments so received as royalties applicable to this Agreement and shall notify Licensor thereof promptly. Such deposits as above stated shall fulfill Company's obligations hereunder as to the record sales to which such royalty payments are applicable.

                          (d) With respect to net sales of digital records
manufactured and sold under this Agreement, Licensor's royalty with respect to each such record sold shall be equal to the greater of: (i) the same dollars-and-cents (or other applicable currency) royalty amount payable with respect to the same record in the comparable analog configuration (e.g., single, EP, album, etc.) or (ii) Seventy-Five (75%) Percent of the otherwise applicable base royalty rate in the applicable country for the configuration and price category concerned.

                          (e) As to records sold through any direct mail order
operation or through any direct sales to consumer operation carried on by Company, its subsidiaries, affiliates or licensees, including, without limitation, any record clubs (herein collectively referred to as "record clubs") as well as to any sales operation of the type commonly known as "TV/Key-Outlet Merchandising" the royalty rate shall be one-half (1/2) of the otherwise applicable base royalty rate computed in the same manner as Company's royalty is computed. Notwithstanding anything set forth in this Agreement, no royalty shall be payable to Licensor with respect to (i) records which are received by members of any record club, either in an introductory offer in connection with joining such record club or upon recommending that another join such record club and/or as a result of the purchase of the required number of records including, without limitation, records distributed as "bonus" and/or "free" records or (ii) records for which the record club is not paid; provided, however, that Licensor shall be paid on the greater of actual sales or fifty (50%) percent of the total number of records manufactured from masters recorded hereunder distributed by such record club. Notwithstanding anything to the contrary contained herein, if the sum of the royalties so payable to Licensor under this Subparagraph 3.(e) shall exceed one-half (1/2) of the net royalty which Company shall receive from Company's licensee distributing such records, Licensor's royalty under this Subparagraph 3.(e) shall be proportionately reduced so that the sum thereof shall be equal to one-half (1/2) of said net royalty received by Company.

                          (f) The royalty rate in respect of the sale of
mid-priced records shall be three-fourths (3/4) of the otherwise applicable base royalty rate as calculated in accordance with the foregoing provisions and the royalty rate in respect of the sale of budget or low-priced records shall be one-half (1/2) of the otherwise applicable base royalty rate as calculated in accordance with the foregoing provisions, but in no event more than Fifty (50%) Percent of the net amount received by Company therefrom.

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

                          (g) Notwithstanding any other provision of this
Agreement, with respect to compact disc singles, analog singles, cassette singles, EPs, twelve inch single records, or any so-called single record in any configuration, the royalty rate hereunder for such single records shall be three-fourths (3/4ths) the otherwise applicable base royalty rate.

                          (h) With respect to sales of videos hereunder, Company
shall pay Licensor a royalty which is the lesser of the royalty provided for above or Fifty (50%) Percent of Company's "net receipts".

                          (i) With respect to so-called premium records, the
royalty payable to Licensor shall be one-half (1/2) of the otherwise applicable base royalty based upon the price paid to Company, its subsidiaries, affiliates or licensees for such records.

                          (j) With respect to all analog disc records and analog
cassette records sold hereunder, royalties on records included in albums, jackets, cartridges, boxes or any other type of package or container (herein collectively referred to as "container's") shall be based solely on the applicable "royalty price" (as defined in Subparagraph (m) below) of such records and containers less all taxes and also less a container charge equal to twenty (20%) percent of the applicable royalty price; provided, however, that the container charges in respect of all other records shall be twenty-five (25%) percent of the applicable royalty price. In addition, if Company uses a so-called "PPD" basis for the calculation for foreign royalties in any foreign territory, then the foreign container deduction shall be used for such territory rather than the deductions set forth herein.

                          (k) Royalties shall not be payable with respect to
the following: (i) records given away, invoiced on a "no charge" basis, or furnished at a substantially reduced price to any customary recipient of free or discounted promotional records, including, but not limited to, Licensor, a disc jockey, a program director, a record reviewer, a radio or television station or network, a motion picture company, a music publisher, Company's employees, an individual producer, any performer on the record, an educational institution, a library, or for charitable purposes; (ii) records distributed under a sales program that are given away "free" or invoiced on a "no charge" basis as a bonus and/or as a sales inducement to a customary participant in such sales programs, including, but not limited to, a distributor, a sub-distributor, a dealer, or any other person, and regardless whether such records are sold by such participant or any other person; (iii) records cut out of Company's catalogue and sold as discontinued merchandise; (iv) records sold as scrap or at a price fifty (50%) percent or more below the regular price then in effect to subdistributors; (v) records sold below cost; (vi) so-called "sampler" records sold for one-half (1/2) of or less than one-half (1/2) of the then-current price normally charged by Company with respect to samplers; and (vii) records licensed or distributed or sold at a substantially reduced price for use by any transportation carrier or transportation facility or for in-store background music.

                          (l) If Company sells or licenses third parties to sell
records via electronic transmission, Licensor shall be paid royalties with respect thereto at the lesser of (i) the otherwise applicable base royalty rate payable in respect of net sales of the particular record, or (ii) Fifty (50%) Percent of net royalties actually received by Company from such third parties.

                          (m) As used in this paragraph, the term "royalty
price" shall be deemed to be the applicable suggested retail list price of records manufactured and sold pursuant to this Agreement. If Company should alter the basis of its royalty computation to the applicable wholesale price of records manufactured and sold pursuant to this Agreement, or if Company's assignee or licensee bases its royalty computation upon the applicable wholesale price of records instead of the applicable suggested retail list price, Company shall have the right to change its accounting to Licensor hereunder by increasing the applicable royalty rate by one hundred (100%) percent and basing said increased rate on the applicable wholesale price and such applicable wholesale price shall thereafter be deemed to be the "royalty price" as defined in this Subparagraph 5.(m).

                           (n) In any instance when the "retail list price" or
"list category" of records (less container deductions and any taxes) is to be utilized in computing any royalty hereunder, and, with respect to particular records sold, there exists no such "suggested retail list price" or "list category", and royalties are received by Company with respect to such particular

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

records on the basis of a "constructed price" (such as a price agreed upon, or based on a formula agreed upon, between the copyright society of the particular country involved and recording industry of such country, for the purpose of computing such royalty hereunder with respect to such particular records sold, such "constructed price" (less container deductions and any taxes) shall be utilized hereunder in lieu of the "suggested retail list price" or "list category" (less container deductions and any taxes).

                          (o) Unless otherwise expressly provided for herein,
Licensor's royalties hereunder with respect to the computation of any sales of records by third party licensees of Company shall be computed and paid upon the same percentage of sales of records as such licensee utilizes in computing any paying to Company Company's royalties with respect to such sales of records.

                          (p) For the licensing of Masters hereunder for use on
soundtracks (hereinafter referred to as a "master use"), Company shall pay Licensor twenty five (25%) percent of Company's net receipts. Notwithstanding the provisions to the contrary anywhere in this Agreement, Licensor agrees that such master use licenses may be for a period in excess of the Term hereof and that any such master use license shall be valid pursuant to the terms and conditions of this Agreement.

                          (q) All monies, other than royalty payments hereunder,
payable to Licensor (or on Licensor's behalf at Licensor's request or at the request of any party representing Licensor in any capacity whatsoever) shall constitute advances recoupable from any royalties earned by Licensor hereunder unless Company otherwise consents in writing.

                          (r) Company will compute royalties payable hereunder
within sixty (60) days after June 30 and after December 31 of each year for the preceding six (6) month period and will render accountings for and pay such royalties less any unrecouped advances against royalties due Licensor, within said sixty (60) days. Royalties for records sold hereunder will not be due and payable until payment therefor is received by Company.

                 6. During the Term hereof, Licensor grants to Company:

                          (a)  The results and proceeds of all endeavors under
this Agreement, including the exclusive ownership in the Territory of all masters, positives or negatives thereof and records manufactured therefrom and the exclusive right to control and use the same and the performances embodied therein in the Territory; the exclusive right to manufacture, advertise, sell, lease, license or otherwise use or dispose of such records, whether based in whole or in part upon such results and proceeds or to refrain from so doing, in all fields of use throughout the Territory, upon such terms as Company may approve; the right to perform publicly such records and the exclusive right to permit public performances thereof in any medium and by any means whatsoever.

                          (b) The right to use and publish and to permit others
to use and publish Licensor's, Turner's and/or Artists' names, signatures, likenesses, voice and sound effects, and biographical material concerning Turner and Artists for advertising and trade purposes in connection with the recordings made hereunder or to refrain therefrom.

                          (c) The right to release records recorded hereunder
under any trade name or mark, which records may include performances with or of other artists, and to sell the records in albums, which albums may contain pictures, prose and verse and records embodying performances by such other artists.

                          (d) The right to copyright the Masters in Company's
name as the owner in the Territory and to secure any and all renewals of such copyright; provided, however, if, on any date, the performances borne on any master recording subject to this Agreement become property of the public domain through no fault of Company in any territory of the world so that persons may reproduce and/or exploit in such territory records of such performances without license from and payment to Company, then, notwithstanding anything herein to the contrary, no monies whatsoever shall accrue to Licensor hereunder in

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

connection with records recorded hereunder sold in such territory on and after said date insofar as such performances are concerned.

                 7. If the performance of Company's obligations hereunder is delayed or becomes impossible or impracticable by reason of any act of God, fire, earthquake, strike, labor disturbance, civil commotion, acts of government, its agencies or officers, any order, regulation, ruling or action of any labor union or association of artist musicians, composers or employees affecting Company or the industry in which it is engaged, or delays in the delivery of materials and supplies, Company may, upon notice to Licensor, suspend its obligations hereunder for the duration of such delay, impossibility or impracticability, as the case may be.

                 8. In consideration of the terms and conditions contained herein, neither Licensor nor Turner will produce or perform any selection contained in the Master for the purpose of making records (other than permitted recordings) for anyone other than Company (i) for seven (7) consecutive years after the date of this Agreement, or (ii) for five (5) consecutive years after the release of the recordings, whichever is the later, but in no event more than eight (8) years after the date of this Agreement.

                 9. Company agrees that on album jackets, liner notes, credits, etc., Licensor shall receive an appropriate credit in connection with the use of the Masters. Notwithstanding the foregoing, Company's inadvertent failure to give such credit shall not be deemed a breach, provided that Company cures such error or omission on all future runs of the affected product(s).

                 10. Licensor acknowledges that Turner's performances hereunder and the Masters are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that a breach by Licensor and/or the Turner of any of the provisions of this Agreement will cause Company irreparable injury. Licensor and the Turner expressly agree that Company is entitled to injunctive and other equitable relief to prevent a breach of this Agreement or any portions thereof, which relief shall be in addition to any other rights or remedies, for damages or otherwise, which Company may have.

                 11. In connection with the compositions contained in the
Masters:

                           (a) Except as provided for in Subparagraph  11.(b),
below, Company agrees to obtain all copyright licenses from the music publishers for the compositions on the Masters.

                           (b) If Licensor or the Turner owns or controls any
composition included in the Masters, Licensor and/or the Turner will cause to be granted by the publisher of the composition a mechanical license fee for the use of the composition at a rate equal to three-quarters (3/4) of the minimum statutory compulsory license fee for each recording manufactured, sold and not returned.

                           (c) Company shall pay all copyright fees to music
publishers with respect to the compositions contained on the Masters which are distributed. Company shall indemnify and hold Licensor harmless with respect to all such fees charged or incurred as a result of Company's exploitation of the Masters.

                 12. No breach of this Agreement by Company shall be deemed to be material unless within three (3) months after Licensor learns of such breach, Licensor serves written notice thereof on Company by registered mail and Company does not remedy such breach within sixty (60) days after receipt of such notice. The provisions of this Paragraph 10 shall also apply with regard to the provisions of Subparagraph 5.(d), above.

                 13. Contemporaneously with the delivery of the Masters, Licensor shall furnish Company, in writing, with the following:

                           (a) as appropriate, the label copy (including song
titles and any subtitles), names of composers, any show or movie credits, complete publisher line, including the address and telephone number of each publisher, affiliate (BMI, ASCAP, etc.), serial number, timings, any arranger credits, any

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                           (h) The word "master" with a lower case "m" means
any recording which has been accepted by Company as satisfactory for the production of records and which embodies performances by Turner or Artist.

                          (i) The word "Master" with a upper case "M" means the
masters identified in Schedule A.

                          (j) The words "master use" shall refer to the
licensing of Masters for use in and on soundtracks.

                          (k) The words "net receipts," "net royalties" and
similar terms mean royalties or flat payments received by Company that are solely attributable to masters or videos hereunder, less all costs incurred by Company in connection with the exploitation concerned (including, without limitation, manufacturing and duplicating costs, advertising expenses, mechanical royalties and other copyright payments, union or guild payments, third party payments, etc.).

                          (1) The words "net sales" mean one hundred (100%)
percent of sales of records paid for and not returned, less returns and credits of any nature received or granted at any time and reserves against anticipated returns and credits.

                          (m) The words "recording costs" mean all costs
incurred by Company for and with respect to the production of masters, as distinguished from manufacturing and distribution costs, including, without limitation, the cost to Company of all instrumental musicians, vocalists, conductors, arrangers, orchestrators, copyists, etc., all studio, tape, editing mastering and other similar costs in connection with the production of the final master, and all other costs and expenses incurred by Company in producing masters hereunder, from time to time, and which are customarily recognized as recording costs in the recording industry.

                          (n) The nouns "records" and "recordings" mean and
include all forms of recording and reproductions, now known or which may hereafter become known, including, but not limited to CDs, cassettes and DATs, manufactured or sold primarily for home use and/or school use and/or juke box use and/or use on or in means of transportation whether embodying sound alone or sound synchronized with visual images.

                          (o) The word "soundtracks" means the audio track on
any motion picture, television program, video, laser disc, CD-ROM, or any other audio visual device, whether now known or hereafter devised.

                          (p) The word "selection" means a single musical work
(including a medley), story, poem, or similar work irrespective of length.

                          (q) The words "term of this Agreement" or "period of
this Agreement" or "term hereof" or "so long as this Agreement remains in force" or words of similar connotation shall include the period of all renewals, extensions, substitutions or replacements of this Agreement.

                          (r) The word "Term" means the initial period of this
Agreement and any extensions or renewals, extensions, substitutions or replacements for the period during which this Agreement remains in force.

                          (s) The word "Territory" shall mean the entire
universe.

                          (t) The word "Turner" shall refer to Ike Turner.

                 15. With regard to the payment of royalties:

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                          (a) The applicable percent royalty shall be applied
against that portion (to the nearest cent) of the royalty computation price of a given record which the selection performed by Turner and/or Artist thereon bears to the aggregate of all selections on the said record.

                          (b) Licensor shall be deemed to have consented to all
royalty statements and all other accounts rendered by Company to Licensor and the same shall be binding upon Licensor and not subject to any objection by Licensor for any reasons whatsoever unless specific objection in writing stating the basis thereof is given to Company within two (2) years after the date rendered; and if Company gives Licensor notice in writing that Company denies the validity of the objection unless suit is instituted within one (1) year after Company gave Licensor such notice.

                          (c) Royalties accruing to Licensor hereunder shall be
less whatever taxes the laws of any jurisdiction require be withheld in connection with such royalties.

                          (d) Company shall maintain books of account concerning
the sale of records hereunder. A certified public accountant on Licensor's behalf may, at Licensor's sole expense, examine Company's books relating to the sale of records hereunder (but excluding any of Company's books or records relating to the manufacture of records hereunder) solely for the purpose of verifying the accuracy thereof, only during Company's normal business hours and upon reasonable written notice. Such audit (i) shall only be conducted after at least thirty (30) days written notice to Company, (ii) shall be commenced at a mutually convenient time, and (iii) shall be conducted at Licensor's sole cost and expense by an independent certified public accountant designated by Licensor. Such examination shall be made during Company's usual business hours at the place where Company maintains the books and records that relate to the royalties payable hereunder and that are necessary to verify the accuracy of the royalty statements specified in Licensor's notice to Company, and Licensor's examination shall be limited to the foregoing. Company's such books relating to any particular royalty statement may be examined as aforesaid only within six
(6) months after the date due and Company shall have no obligation to permit Licensor to so examine Company's books relating to any particular royalty statement more than once. The rights herein above granted to Licensor shall constitute Licensor's sole and exclusive rights to examine Company's books and records.

                          (e) If Licensor is two or more individuals, Company
may issue payments hereunder in the name of all such individuals unless Licensor shall give Company written instructions to the contrary.

                 16. Licensor hereby warrants and represents that Licensor has the right to enter into this Agreement and to grant to Company all of the rights and licenses herein granted. Licensor hereby warrants and represents that Licensor owns the materials and rights in and to the Masters and that such materials and rights are free of liens and claims, except as otherwise expressly set forth herein. Licensor expressly warrants and represents that:

                          (a) that Licensor is the sole and worldwide owner of
the Masters as well as the sole and worldwide owner and holder of all right, title and interest, intangible and intangible therein;

                          (b) that there are no liens or other encumbrances
against the Masters or any part thereof;

                          (c) that Licensor has the right, on behalf of Turner,
Artist, Licensor and all other persons who participated in or in connection with the making of the Masters to sell same to Company and to grant Company the rights to use same for records and other purposes described in this Agreement;

                          (d) that Turner, Artist and all other persons whose
performances are embodied in the Masters have been paid in full by Licensor or the party granting the rights to Licensor and in amounts not less than applicable union scale for services rendered by them in connection with the Masters;

                          (e) that all costs incurred in the creation and
production of the Masters have been paid by Licensor or the party granting the rights to Licensor;

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                          (f) that no records derived from the Masters have
been heretofore made, distributed or sold in the Territory;

                          (g) that, without limiting the generality of
Subparagraph 14.(d), above, the scale wages were paid for all music contained on the Masters and the applicable contributions have been made to all applicable funds. This representation and warranty is included for the benefit of the AFM and AFTRA (among others) and may be enforced by the AFM or AFTRA or by such person or persons may be designated;

                          (h) that Company's exercise of the rights granted
herein will not infringe upon any common law or statutory rights of any third parties whatsoever, including, without limitation, any contractual rights, copyrights or rights of privacy of any kind or nature nor violate any applicable statute(s), law(s), order(s), rule(s) and/or regulations(s) whatsoever;

                          (i) that all royalty or other financial obligations to
Turner, Artists, producers or others for services performed in connection with the recording of the Masters, shall be the sole responsibility of Licensor;

                          (j) that each person who rendered any service in
connection with, or who otherwise contributed in any way to the making of the Masters, or who granted to Licensor the rights referred to in this Agreement, had the full right, power and authority to do so, and was not bound by any agreement which would restrict such person from rendering such services or granting such rights.

                          (k) All recording costs and expenses with respect to
the making of the Masters have been paid as of the date when the Masters are physically delivered to Company.

                          (l) that Licensor, Turner and/or Artist are not
currently a party to any agreement pursuant to which Licensor, Turner and/or Artist have granted to any third party any right in and to any of the Masters in the Territory; and

                          (m) that, except as expressly specified  herein,
Company shall have no obligation whatsoever to, Turner, Artist, Licensor or any third party for or in connection with the creation of the Masters and Company's exercise of any rights therein.

                 17. Licensor represents and warrants that Licensor, Turner and/or Artist are not a party to any agreement which prevents Licensor's fulfilling all of Licensor's obligations hereunder or which impairs any rights granted to Company hereunder.

                          (a) Licensor agrees to and does hereby indemnify, save
and hold Company harmless from loss or damage, including reasonable attorney's fees, arising out of or connected with any claim by a third party which is inconsistent with any of the warranties or representations made by Licensor in this Agreement.

                          (b) Licensor will reimburse Company on demand for any
payment made by Company at any time after the date hereof in respect of any liability or claim to which the foregoing indemnity applies.

                 18. All payments or notices which Company may be required or permitted to make to Licensor may be made by depositing same, postage prepaid, (for notices: Certified or Registered, Return Receipt Requested), in any mail box, chute or other receptacle authorized by the United States Postal Service for mail addressed to Licensor at the address set forth below Licensor's signature or a such other single address as Licensor may designate by written notice mailed to Company at the address set forth below Company's signature. The date of service of any payment or notice so deposited shall be the date of deposit. Copies of all notices to Company shall also be sent to Richard A. Schulenberg, Esq., 2150 North Beverly Glen Boulevard, Los Angeles, California 90077-2404.

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

                 19. Promptly upon Company's request, Licensor will execute and deliver to Company any Instruments of Transfer and other documents necessary for Company to secure copyright protection in the Masters and Licensor hereby appoint Company as Licensor's agent and attorney-in-fact to sign any such Instruments or other documents in Licensor's name and to make appropriate disposition of them provided they are consistent with this Agreement.

                 20. Company shall have the irrevocable right to assign this Agreement to any parent, subsidiary or successor-in-interest.

                 21. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, all prior negotiations and understandings being merged herein, and no modification, amendment, waiver, termination or discharge of this Agreement or any provisions hereof shall be binding unless confirmed by a written instrument executed both by Company and Licensor.

                 22. No waiver of any provision of or default under this Agreement shall affect the right of Company thereafter to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.

                 23. This Agreement shall be deemed to have been made in the State of California and its validity, construction, performance, breach and operation shall be governed by the laws of California applicable to contracts to be performed in California.

                 24. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the parties hereto, nor shall either party be deemed to be the agent or employee of the other.

                 The parties hereto indicate their agreement and acceptance of this agreement by signing in the spaces provided for below.


AGREED:                                       AGREED:
"COMPANY"                                     "LICENSOR"
MSH MUSIC GROUP,                              CANNON RECORDS
a division of MSH ENTERTAINMENT CORP.



By                                            By /s/ Hy Mazrahi
   -------------------------------               -------------------------------
   An Authorized Signer                          An Authorized Signer
3330 Ocean Park Boulevard                     c/o Hy Mazrahi
Suite 115                                     126 N. Almont Drive
Santa Monica, California 90405                Beverly Hill, California 90211
                                              Soc. Sec. No. or Federal
                                              I.D. No.: 127307691
                                              Fax:      ---------

                                   SCHEDULE A
                                   ----------

COMPOSITION(S)                                   ARTIST
--------------                                   ------
ORIGINAL LIST                               IKE AND TINA TURNER
-------------                               -------------------
JOE'S LIST:
-----------

Beauty Is Just Skin Deep
Ain't Nobody's Business
Living for the City
Too Much Man for One Woman
Sugar Sugar
I've Got it Ready For You
I Had a Notion
I Want to Jump
Need Some Understanding
River Deep Mountain High
I Idolize You
Come Together
Shake Rattle "N" Roll
If you Can Hully Gully (I can Hully Gully too)
Stagger Lee
Something
Take You Higher
Twist "N" Shout
I Wish it Would Rain
I can't Believe What You Said
I Got a Man
Baby Baby Get it On
O My My (Can You Boogie)
I Wanna Take You Higher
Never Been To Spain                                    Please sign & date
Keep on Using Me                                       /s/ Hy Mizrahi
Stand By Me                                            -------------------------
Loco Motion                                                   Hy Mizrahi
Philadelphia Freedom
Shake                                                  July 18, 1997
Nut Bush City Limit                                    -------------------------
I'm Blue                                                        Dated
Took a Trip
Player Piano                                                     /s/ HM

Ain't that a Shame
Knock on Wood
So Fine
Baby Take a Walk with me
I'm Ripe
Fun, Fun, Fun
Why I Sing the Blues
Oh Pee Pee Dog
Humpty Dumpty
Stormy Weather
Shame Shame Shame
Shake a Hand
Sweet Rhode Island Red
I Don't Want Nobody
Can't Have Your Cake and Eat it Too                        /s/ Hy Mizrahi
Jo Jo
Bootsie Whitclaw
Somethings On My Mind
Suffering the Blues
Too Many Tears in my Eyes
Why oh Why
You are My Sunshine
I'm Fed Up
Make Em Wait
You Got What You Want It
Smell Trouble
Rock Me Baby
It Sho Ain't Me
Mississippi Rollin Stone
I'm Looking For My Mind
Tina's Prayer
You're Still My Baby
Crazy Bout You Baby
I'm Gonna Cut You Loose
Pick Me Up
Rockin "N" Rollin                                      Please sign & date
Fool For You                                           /s/ Hy Mizrahi
Ya Ya                                                  -------------------------
I'm Falling In Love                                           Hy Mizrahi
A Fool in Love
A Fool For You                                         July 18, 1997
This Man's Crazy                                       -------------------------
Good Good Lovin                                                 Dated
                                                                      /s/ Hy

Turn You Loose
Give Me a Chance
Golden Empire
Proud Mary
Soulful Vibes
The Wedding Vows (Live)
There's Nothing I Wouldn't Do
Take The Time
Another Day
Help Me Make It Through the Night
Poor Fool
You'll Always be my Baby
Movin On
Don't Fight it (feel it)
I Keep Still Missing You
All Over Now
Put on Your Tight Pants (High Heel Sneakers)
Don't Look Back
It's Mojo Queen
You can't Blame me
Its Gonna Work Out Fine
Kinda Strange
Tra La La
                                                   Please sign & date
                                                   /s/ Hy Mizrahi
                                                   -------------------------
                                                          Hy Mizrahi

                                                   July 18, 1997
                                                   -------------------------
                                                            Dated
                                                                      /s/ Hy